OPTION AGREEMENT
                  (WQCD-FM, NEW YORK, NEW YORK)


     OPTION AGREEMENT ("Agreement"), dated as of May 15, 1997, by and between TRIBUNE NEW YORK RADIO, INC., a Delaware corporation ("Seller"), and EMMIS BROADCASTING CORPORATION, an Indiana corporation ("Buyer").

                            RECITALS:

     1. Seller owns and operates radio station WQCD-FM in New York, New York (the "Station"), and holds the licenses and authorizations issued by the Federal Communications Commission (the "FCC") for the operation of the Station.

     2. Seller and Buyer desire that Seller grant Buyer an option to purchase, and that Buyer grant Seller the right to require that Buyer purchase, substantially all the assets used in the business and operation of the Station, all on the terms and subject to the conditions set forth herein.

     3. Buyer is concurrently herewith delivering to Seller in accordance with Section 2.4 of this Agreement a letter of credit in the amount of Fifty Million Dollars ($50,000,000.00) to secure Buyer's obligations to purchase such assets if so required hereunder.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:


                            ARTICLE I

                           TERMINOLOGY

     1.1 Defined Terms. As used herein, the following terms shall have the meanings indicated:

     Affiliate: With respect to any specified person or entity, another person or entity which, or a member of an immediate family which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

     AFTRA Agreement: That certain Agreement dated March 22, 1995 between Seller and American Federation of Television and Radio Artists, and any subsequent agreement in effect during the Term (as defined in the TBA).
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     Closing Working Capital:  (i)  The current assets of the Station minus (ii) the current liabilities of the Station (other than accrued interest, dividends, income taxes and any current indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business)), all determined as of the close of business on the day preceding the date hereof in accordance with generally accepted accounting principles.

     Code:  The Internal Revenue Code of 1986, as amended.

     Documents: This Agreement and all Exhibits and Schedules hereto, the TBA and each other agreement, certificate or instrument delivered pursuant to this Agreement.

     FCC Order: An order or decision of the FCC granting its consent to the transfer of the FCC Licenses to Buyer.

     Final Action: An action of the FCC (including the FCC Order) that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

     Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

     Loss: With respect to any person or entity, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys' fees, whether or not arising out of a third party claim.

     Material Adverse Condition: A condition which would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair, in each case in any material respect, the right of Buyer to the ownership, use, control or operation of the Station or the proceeds
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therefrom; provided, however, that any condition which requires (i) that
Buyer or any of its subsidiaries file periodic reports with the FCC regarding compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment, or (ii) that the Station be operated in accordance with conditions similar to and not more adverse than those contained in the present FCC Licenses issued for operation of the Station, shall not be a Material Adverse Condition.

     Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of the Station.

     Option: Either the Call Option or Put Option.

     Permitted Lien: Any statutory lien which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller's business; or any other liens or imperfections in Seller's title to any of its assets or properties that, individually and in the aggregate, are not material in character or amount and do not and could not reasonably be expected to materially detract from the value or materially interfere with the existing use of any of the Sale Assets.

     Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

     Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

     TBA: The Time Brokerage Agreement executed and delivered by Seller and Buyer on this date.

     TBA Effective Date: The Effective Date of the TBA as defined in
Section 2.2 of the TBA.

     1.2 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or section indicated below:
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          Acquisition Proposal               Section 6.14
          Act                                Section 4.7(b)
          Adjusted Purchase Price            Section 14.2
          Adjustment Amount                  Section 3.3.4(a)
          Arbitrating Firm                   Section 3.3.4(e)
          Assumed Obligations                Section 3.3.1(a)
          Benefit Plans                      Section 4.16(a)
          Buyer's Trade Credit               Section 3.3.4(b)(ii)
          Call Exercise Period               Section 2.2(b)
          Call Option                        Section 2.2(a)
          Closing                            Section 9.1
          Closing Date                       Section 9.1
          Collection Period                  Section 3.3.5(b)
          Defendant                          Section 14.15
          Employees                          Section 4.16(a)
          ERISA                              Section 4.16(a)
          Excluded Assets                    Section 3.2
          FCC                                Recitals
          FCC Licenses                       Section 4.7(a)
          HSR Act                            Section 6.3
          Intellectual Property              Section 3.1(e)
          Interim Balance Sheet              Section 4.12(c)
          Letter of Credit                   Section 2.4
          Mid-Range                          Section 3.3.4(e)
          Multiemployer Plan                 Section 4.16(c)
          Permitted Recognized Gain          Section 14.2
          Preliminary Adjustment Report      Section 3.3.4(d)
          Purchase Price                     Section 3.3.2
          Put Option                         Section 2.1(a)
          Qualified Intermediary Swap        Section 14.2
          Related Persons                    Section 4.16(a)
          Rescission Agreement               Section 6.17
          Retained Receivables               Section 3.3.5(a)
          Sale Assets                        Section 3.1
          Seller's Trade Credit              Section 3.3.4(b)(ii)
          Station                            Recitals
          Station Agreements                 Section 3.1(d)
          Stock Acquisition Swap             Section 14.2
          Studio Lease                       Section 3.2(j)
          Survival Period                    Section 10.1
          Swap Corporation                   Section 14.2
          Tangible Personal Property         Section 3.1(a)
          Trade Agreements                   Section 4.8(a)
          Transmitter Antenna Lease          Section 3.1(b)

                            ARTICLE II
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                             OPTIONS

     2.1  Put Option.

          (a) Buyer grants to Seller the right and option (the "Put Option") to require that Buyer, on the Closing Date, purchase the Sale Assets, and assume the Assumed Obligations, upon and subject to the terms and conditions of this Agreement, including, without limitation,
Article XIV.

          (b) The term of the Put Option shall commence on the date hereof and end, subject to Section 2.3, on the third anniversary of the date hereof.

          (c) Seller may exercise the Put Option only by giving to Buyer at any time during the term of the Put Option written notification of such exercise. If the Put Option is duly exercised, Seller and Buyer shall be required to consummate the purchase and sale of the Sale Assets, and the assumption of the Assumed Obligations, in accordance with this Agreement.

     2.2  Call Option.

          (a)  Seller grants to Buyer the exclusive right and option
(the "Call Option") to purchase, on the Closing Date, the Sale Assets, and assume the Assumed Obligations, upon and subject to the terms and conditions of this Agreement, including, without limitation, Article XIV.

          (b) Buyer may exercise the Call Option only by giving written notification of such exercise to Seller at any time during the period commencing on the third anniversary of the date hereof and ending two months after the third anniversary of the date hereof (the "Call Exercise Period"), provided that Buyer shall not be entitled to exercise the Call Option if Seller has previously and duly exercised the Put Option. If the Call Option is duly exercised, Seller and Buyer shall be required to consummate the purchase and sale of the Sale Assets, and the assumption of the Assumed Obligations, in accordance with this Agreement.

     2.3 Extension. Seller may elect to extend the term of the Put Option by one year by giving written notice to Buyer not later than thirty (30) days prior to the third anniversary of the date hereof, in which case (i) the Call Exercise Period shall commence on the fourth anniversary of the date hereof and end two (2) months after such fourth anniversary and (ii) the payment obligations of Buyer under the TBA with
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respect to the purchase of air time on the Station shall be waived for the duration of such one-year extension.

     2.4  Letter of Credit.

          (a) In order to secure Buyer's obligation to close the transactions contemplated by this Agreement pursuant to the due exercise of the Option, Buyer shall, at its sole cost and expense, deliver to Seller within three (3) days after the TBA Effective Date an irrevocable $50,000,000 letter of credit (the "Letter of Credit"). The initial expiration date of the Letter of Credit will be the first anniversary of its issue date, with four (4) successive automatic one-year extensions unless the issuer gives Seller written notice of non-extension (a "Non-Extension Notice") at least thirty (30) days prior to the then current expiration date.

          (b) The Letter of Credit shall initially be issued by BankBoston, N.A. and shall be in the form and substance of Exhibit A. Thereafter, Buyer shall be entitled to substitute for the Letter of Credit a letter of credit that (i) is issued by a financially sound bank approved by Seller, which approval shall not be unreasonably withheld, and (ii) is in the amount and otherwise in the form and substance of the replaced Letter of Credit. Upon the issuance and delivery of such a substitute letter of credit to Seller, Seller shall deliver the replaced Letter of Credit to Buyer, and the substitute letter of credit shall thereafter constitute the Letter of Credit for purposes of this Agreement.

     (c) Seller shall be entitled to draw under the Letter of Credit prior to its then expiration date if:

           (i) The issuer timely gives Seller a Non-Extension Notice, in which case the amount drawn shall be invested by Seller in direct general obligations of, or obligations the payment of the principal of and interest on which are unconditionally guaranteed by, the United States of America; or

          (ii) Buyer wrongfully fails or refuses to close the transactions contemplated by this Agreement pursuant to the due exercise of the Option, and such failure continues for five (5) business days after Buyer's receipt of written notice thereof from Seller.

     (d) In the event of the wrongful failure or refusal by Buyer to close, Seller may apply the amount drawn under either foregoing
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Subsection (c)(i) or (c)(ii), together with any earnings thereon while held by Seller (such amount, together with such earnings, the "LOC Fund"), to payment of Losses indemnifiable by Buyer under Section 10.3, and shall pay the excess, if any, of the LOC Fund to Buyer.

     (e) In the event Closing occurs, Seller shall (i) return the Letter of Credit to Buyer concurrently with consummation of the Closing or (ii) apply the LOC Fund toward payment of the Purchase Price if Seller has previously drawn under the Letter of Credit.

     (f) In the event this Agreement is terminated for any reason other than Buyer's material breach of this Agreement or the TBA, Seller shall promptly (i) return the Letter of Credit to Buyer, or (ii) transfer the LOC Fund to Buyer if Seller has previously drawn under the Letter of Credit.


                           ARTICLE III

                        PURCHASE AND SALE

     3.1 Sale Assets. Provided the Option is duly exercised, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, on the Closing Date upon and subject to the terms and conditions provided herein, all of Seller's right, title and interest in and to all tangible and intangible assets (except Excluded Assets) used in the operation of the Station on the Closing Date (the "Sale Assets"), including the following:

          (a) Tangible Personal Property. All transmitter, antenna and other broadcast equipment, studio equipment, parts, "CD 101.9" artwork, computers and office equipment related to advertising sales, supplies and music library owned or leased by Seller and used in the operation of the Station, including but not limited to the items listed on Schedule 4.9, together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired by Seller between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement or the TBA (the "Tangible Personal Property").

          (b) Transmitter Antenna Lease. The transmitter antenna lease and related agreements listed on Schedule 4.10 (the "Transmitter Antenna Lease").
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          (c)  Permits.  The FCC Licenses and all other governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Seller or hereafter obtained by Seller between the date hereof and the Closing Date, that are necessary for the operation of the Station.

          (d) Station Agreements. All rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements of Seller, and any amendments and modifications, now in effect or made or entered into by Seller between the date hereof and the Closing Date in compliance with this Agreement, that are used primarily in connection with the operation of the Station (the "Station Agreements").

          (e) Intellectual Property. All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the call letters WQCD, inventions, and any other proprietary material, process, trade secret or trade right used by Seller in the operation of the Station, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule 4.11; any additional such items acquired or used by Seller in connection with the operation of the Station between the date hereof and the Closing Date; and all goodwill associated with any of the foregoing (collectively, the "Intellectual Property"); provided, however, that the Intellectual Property shall not include any rights, title or interest whatsoever in or to the names "Tribune," "Tribune Broadcasting," "TBC," "Tribune New York Radio" or any derivations thereof or any signs, symbols or logos bearing the name "Tribune," "Tribune Broadcasting, "TBC" or "Tribune New York Radio."

          (f) Records. The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of the Station, including, but not limited to, any of such items stored on computer disks or tapes, but excluding any such items relating primarily to a business of Tribune Company or any of its Affiliates unrelated to the Station.

     3.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, the Sale Assets shall not include the following (the "Excluded Assets"):

          (a) Any and all cash, bank deposits and other cash equivalents, certificates of deposits, marketable securities, cash deposits made by Seller to secure contract obligations (except to the extent Seller receives a credit therefor under Section 3.3.4), and all
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accounts receivable (other than non-cash receivables under Trade
Agreements) for services performed or provided or for goods sold and delivered by Seller prior to the Closing Date;

          (b) Any and all rights in and to claims or causes of action of Seller against third parties (including, without limitation, for indemnification) with respect to, or which are made under or pursuant to, other Excluded Assets;

          (c) All prepaid expenses (and rights arising therefrom or related thereto) except to the extent taken into account in determining the Adjustment Amount under Section 3.3.4;

          (d)  All Benefit Plans (other than the AFTRA Health and
Retirement Funds described in the AFTRA Agreement (the "AFTRA Plan"));

          (e) All employment agreements except those written employment agreements and collective bargaining agreements listed on Schedule 4.8(b);

          (f) All contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies;

          (g) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement and the TBA;

          (h) Any Station Agreement that has expired prior to the Closing Date;

          (i) Seller's corporate minute books, corporate seal, stock transfer records and other corporate records (except to the extent such records pertain primarily to or are used primarily in the operation of the Station) and any records relating to Excluded Assets, to liabilities other than the Assumed Obligations or primarily to a business which is unrelated to the Station;

          (j) The real property lease for the Station's studio and office space dated December 30, 1993 between Two Twenty East Limited Partnership, as landlord, and Seller and Tribune Company, collectively as tenant, as amended (the "Studio Lease"), and all furniture, fixtures, tangible personal property and other leasehold improvements (but not including studio equipment and furniture and computers and office
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equipment related to advertising sales) located on or about the premises subject to the Studio Lease;

          (k) Any and all claims, rights and interests in and to any refunds due from federal, state, local or other taxing authorities with respect to Taxes paid by Seller with respect to any period or portion of any period ending on or prior to the Closing;

          (l) Seller's rights under or pursuant to this Agreement, the TBA or any other Document;

          (m) Any records prepared in connection with the sale or exchange of the Station, including bids received from others and analyses relating to the Station and the Sale Assets; and

          (n) Any tradename, trademark, service mark, copyright, patent, jingle, slogan, symbol or logo incorporating the names "Tribune," "Tribune Broadcasting, "TBC," "Tribune New York Radio" or any derivations thereof.

     3.3  Certain Terms of Sale.  If the Option is duly exercised:

     3.3.1     Assumption of Liabilities.

          (a) Buyer shall at Closing assume and agree to pay, discharge and perform when due the following liabilities and obligations of Seller (collectively, the "Assumed Obligations"):

               (i) The obligations under the Trade Agreements to provide advertising on the Station on or after Closing Date.

               (ii) Liabilities and obligations arising under all other Station Agreements transferred to Buyer in accordance with this Agreement to the extent such liabilities and obligations arise during and relate to any period on or after the Closing Date (including, without limitation, the AFTRA Agreement).

               (iii)     Provided that Seller pays Buyer the amount,
     if any, owed by Seller after Closing under Section 3.3.4, the Assumed Obligations shall also include such other liabilities of Seller to the extent, and only to the extent, the amount thereof is included as a credit to Buyer in calculating the Adjustment Amount as ultimately determined pursuant to Section 2.6.
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          (b)  The Assumed Obligations shall in no event include any liability or obligation to the extent arising (i) from the assignment to Buyer of any Station Agreement in violation of its terms or (ii) from any other breach or default by Seller upon or prior to Closing under any Station Agreement unless caused by Buyer's action or failure to perform under the TBA.

     3.3.2 Purchase Price. The purchase price for the Sale Assets ("Purchase Price") shall equal One Hundred Sixty Million Dollars ($160,000,000), subject to adjustment as provided in Sections 3.3.4 and 14.2(c), and shall be paid by Buyer to Seller at Closing by wire transfer of immediately available funds. Seller shall furnish Buyer wire instructions at least three (3) business days prior to the Closing Date.

     3.3.3 Allocation of the Purchase Price. Seller and Buyer shall use good faith efforts to agree upon, prior to Closing, an allocation of the Purchase Price among the Sale Assets which, if agreed upon, will be incorporated in a schedule to be executed by the parties prior to or at Closing. Buyer and Seller each agree to report such allocation, if agreed upon, to the Internal Revenue Service in the form required by Treasury Regulation 1.1060-IT and to use such allocation for all other reporting purposes after Closing in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes.

     3.3.4     Adjustment of Purchase Price.

          (a)  All operating income and operating expenses of the
Station shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Station on or before the date preceding the Closing Date shall be for the account of Seller, and all such income and expenses attributable to the operation of the Station on and after the Closing Date shall be for the account of Buyer. The net amount by which the Purchase Price is to be increased or decreased in accordance with this Section is herein referred to as the "Adjustment Amount". Notwithstanding the foregoing, the operating income to which Buyer is entitled under the TBA, and the operating expenses required to be paid by Buyer under the TBA, shall not be taken into account in determining the Adjustment Amount.
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          (b)  Without limiting the generality of the foregoing:

               (i) Seller shall receive a credit for the unapplied portion, as of Closing, of the security deposits made by Seller under those Station Agreements assumed by Buyer at Closing in accordance with Section 3.3.1.

               (ii) Buyer shall be given a credit ("Buyer's Trade Credit") in the amount equal to the financial value (determined in accordance with generally accepted accounting principles consistently applied) of all time required to be broadcast on the Station on or after the Closing Date under the Trade Agreements, and Seller shall be given a credit ("Seller's Trade Credit") for the financial value (determined in accordance with generally accepted accounting principles consistently applied) of the goods and services to be received on or after the Closing Date under the Trade Agreements; provided that Seller's Trade Credit shall in no event exceed Buyer's Trade Credit.

               (iii) With respect to each vacation or portion thereof earned but not taken before the Closing Date by each Station employee hired by Buyer, Buyer shall receive a credit equal to the compensation equivalent thereof, including applicable payroll taxes.

               (iv) The credit given Seller for each prepaid expense shall not exceed an amount commensurate with the benefit therefrom to be received by Buyer after Closing.

          (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this
Section 3.3.4 shall be made in accordance with generally accepted accounting principles.

          (d) Three (3) business days prior to the Closing Date, Seller shall provide Buyer with a statement setting forth a detailed computation of Seller's reasonable and good faith estimate of the Adjustment Amount as of the Closing Date (the "Preliminary Adjustment Report"). If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, the Purchase Price payable on the Closing Date shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, the Purchase Price payable on the Closing Date shall be increased by the amount of such preliminary Adjustment Amount. Thereafter, Seller and its auditors and Buyer and its auditors shall have ninety (90) days after the Closing Date to review the Preliminary
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Adjustment Report and the related books and records of Seller, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount as of the Closing Date. If agreement is reached within ninety (90) days after the Closing Date, then upon reaching such agreement, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 3.3.4(h). If agreement is not reached within such 90-day period, then the dispute resolutions of Section 3.3.4(e) shall apply.

          (e) If Seller and its auditors and Buyer and its auditors do not, within the 90-day period specified in Section 3.3.4(d), reach an agreement on the Adjustment Amount as of the Closing Date, then an independent accounting firm of recognized national standing (the "Arbitrating Firm") selected by Seller and Buyer shall resolve the disputed items. If Seller and Buyer are unable to agree on the Arbitrating Firm, the Arbitrating Firm shall be a "big-six" accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions concerning the Adjustment Amount as of the Closing Date, and each shall make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of such firm's computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination, whether Buyer's or Seller's written position as to the Adjustment Amount is closer to its own determination, and whether its own determination of the Adjustment Amount is within a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the median of such written positions of Buyer and Seller (the "Mid-Range"). Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties for purposes of this Section. Within five (5) days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 3.3.4(h).
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          (f)  In the event that the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. In the event that the Arbitrating Firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. However, in the event the Arbitrating Firm's determination of the Adjustment Amount is within the Mid-Range, Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis.

          (g) Concurrently with the payment of any amount required to be paid under foregoing Subsection (d) or (e), the payor shall pay the payee interest thereon for the period from the Closing Date until the date paid at a rate equal to two percentage points over the floating annual rate of interest on commercial loans announced from time to time by The First National Bank of Boston as its "base rate".

          (h) Any payments required under foregoing Subsection (d), (e) or (g) shall be paid by wire transfer in immediately available funds to the account of the payee with a financial institution in the United States and shall for all purposes be deemed an adjustment to the Purchase Price.

     3.3.5     Accounts Receivable.

          (a) Within ten (10) days after the Closing Date, Seller shall furnish to Buyer a true and complete list of Seller's accounts receivable (other than non-cash receivables under Trade Agreements) arising from the operation of the Station prior to the Closing Date (the "Retained Receivables"), which list shall set forth for each Retained Receivable the name of the debtor, the date of the invoice, the amount of any payments previously received on the invoice and the balance due.

          (b) For a period of one hundred eighty (180) days after the Closing Date (the "Collection Period"), Buyer will, without charge to Seller, use commercially reasonable procedures to collect the Retained Receivables as Seller's agent for collection, provided that (i) Buyer shall not be required to commence litigation, employ legal counsel or a collection agency or make any other extraordinary collection efforts, and
(ii) Buyer's obligation to act as Seller's agent in the collection of the Retained Receivables shall terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by Buyer with respect to the Retained Receivables, each payment by an account debtor
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shall be applied to the older or oldest accounts receivable of such account debtor unless the account debtor identifies such an account in writing as being in dispute and directs in writing that a particular payment be applied to a specific newer account receivable.

          (c) Every two weeks during the Collection Period (and within fifteen (15) days after the end of the Collection Period), Buyer shall deliver to Seller a statement showing all collections of Retained Receivables made on behalf of Seller since the last previous report and shall pay such collections to Seller by check at the time such statement is delivered.

          (d) Seller shall not engage in any collection efforts against account debtors under the Retained Receivables during the Collection Period, other than with respect to accounts receivable identified as in dispute as provided in foregoing Subsection (b).

          (e) Buyer shall not, without Seller's prior written consent, compromise or settle for less than full value any of the Retained Receivables unless Buyer pays Seller the full amount of any deficiency. Buyer shall be entitled to purchase from Seller any Retained Receivable for the full amount thereof at any time during or at the expiration of the Collection Period.


                            ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     4.1 Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to own, operate and lease the Sale Assets and carry on its business. Seller is duly licensed, qualified to do business and in good standing as a foreign corporation under the laws of the State of New York.

     4.2 Ownership. All of the issued and outstanding capital stock of Seller is owned beneficially and of record by Tribune Broadcasting Company, a Delaware corporation.

     4.3 Authorization and Binding Effect of Documents. Seller has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by
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this Agreement.  The execution and delivery of this Agreement and each of the other Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all necessary shareholder approvals, if any) on the part of Seller. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

     4.4 Absence of Conflicts. Except as set forth on Schedule 4.4, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in a violation of,
(iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Sale Assets under, the provisions of the articles or certificate of incorporation or by-laws of Seller, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound or affected, or any law, statute, rule, judgment, order or decree to which Seller is subject; provided, however, this Section 4.4 shall not apply to any Trade Agreement, Station Agreement or any other indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or by which Seller is affected which is silent as to assignability, and provided further that nothing in this
Section 4.4 shall constitute a representation or warranty with respect to the transferability or assignability of any Trade Agreement, Station Agreement or any other indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or by which Seller is affected, except that Seller has no knowledge of any such agreement or instrument which, if assigned to Buyer in connection with the transactions contemplated hereby or by the TBA, would constitute a breach of such agreement or instrument that would be reasonably likely to have a Material Adverse Effect.

     4.5 Consents. Except as set forth on Schedule 4.4 and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action
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by or notice or declaration to, or filing with, any court or administrative or other governmental body.

     4.6 Sale Assets; Title. The Sale Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in or material to the operation of the Station, with the exception of the Excluded Assets. Seller has good and marketable title to, or a valid lessee's interest in, all of the Sale Assets free and clear of all Liens except Permitted Liens.

     4.7  FCC Licenses.  Except as set forth on Schedule 4.7:

          (a) Seller is the valid and legal holder of the licenses, permits and authorizations of the FCC listed on Schedule 4.7 for the operation of the Station (the "FCC Licenses"), and any action of the FCC with respect to such FCC Licenses is a Final Action with the exception of the FCC Order. The expiration date of the term of each FCC License is shown on Schedule 4.7.

          (b) The FCC Licenses (i) are valid, subsisting and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Station under the Communications Act of 1934, as amended, and the rules, regulations and policies under the FCC thereunder (collectively, the "Act"), and (ii) constitute all the licenses and authorizations, including amendments and modifications thereto, issued by the FCC to Seller for or in connection with the operation of the Station.

          (c) As of the date of this Agreement, none of the FCC Licenses is subject to any restriction or condition which would limit in any respect the full operation of the Station as now conducted, and as of the Closing Date, none of the FCC Licenses shall be subject to any restriction or condition which would limit in any respect the full operation of the Station as then conducted.

          (d) The Station is being operated by Seller in all material respects in accordance with the terms and conditions of the FCC Licenses, the Act and the rules and regulations of the FCC applicable to it, including but not limited to those pertaining to RF emissions.

          (e) No applications, complaints or proceedings are pending or, to the knowledge of Seller, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any
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cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Station or its operation, other than proceedings affecting the radio broadcasting industry in general.

          (f) Seller has complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to the Station, and all such reports, applications and documents are true, correct and complete in all material respects.

          (g) Seller has no knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC against Seller, or
(ii) which might reasonably be expected to result in the FCC's refusal to grant or delay approval of the transfer to Buyer of any FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to Buyer of any FCC License.

          (h) There are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Station or its operation.

          (i) True, complete and accurate copies of all FCC Licenses have been delivered by Seller to Buyer.

          (j) Except for the FCC Licenses, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of the Station in the manner in which it has been and is now conducted.

     4.8  Station Agreements.

          (a) Schedule 4.8(a) lists all agreements, contracts, understandings and commitments as of the date indicated thereon for the sale of time on the Station for other than monetary consideration ("Trade Agreements"), and sets forth the parties thereto, the financial value of the time required to be provided from and after the date of such Schedule and the financial value of the goods or services to be received by Seller from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date, including all amendments, modifications and supplements thereto, have been delivered to Buyer, and each Trade Agreement hereafter entered into by Seller prior to Closing shall be promptly delivered to Buyer.
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          (b)  Schedule 4.8(b) lists all the following types of Station
Agreements in effect on the date of this Agreement:

               (i) Agreements for sale of broadcast time on the Station for monetary consideration, other than such agreements entered into in the ordinary course of business involving broadcast time of less than Twenty-Five Thousand Dollars ($25,000);

               (ii) All network affiliation agreements;

               (iii) All sales agency or advertising representation contracts;

               (iv) Each lease of any Sale Asset (including a description of the Sale Asset leased thereunder);

               (v) All collective bargaining agreements, employment agreements and agreements with independent contractors;

               (vi) All agreements to which an Affiliate of Seller is a party or which relate to a station owned or business operated by an Affiliate of Seller;

               (vii) Each of the other Station Agreements (other than Trade Agreements and the Transmitter Antenna Lease and the Studio Lease) involving a commitment by any party thereto with a fair market value of, or requiring any party thereto to pay over the life of the contract, more than Twenty-Five Thousand Dollars ($25,000); and

               (viii) Any other Station Agreement that is material to the business, operations or financial condition of the Station.

True and complete copies of all the foregoing Station Agreements that are in writing, and true and accurate summaries of all the foregoing Station Agreements that are oral, including all amendments, modifications and supplements thereto, have been delivered to Buyer. The Station Agreements (other than Trade Agreements) that are not listed on Schedule 4.8(b) do not involve commitments by parties thereto with an aggregate fair market value of more than Fifty Thousand Dollars ($50,000).

          (c) Schedule 4.8(c) lists all of the contracts and agreements in effect on the date of this Agreement between Seller and any of its Affiliates used in or relating to the operation of the Station. True and
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complete copies of those in writing have been delivered to Buyer, and summaries of those that are oral are set forth on Schedule 4.8(c).

          (d) With respect to the Station Agreements which are, individually or in the aggregate, material to the business, operations or financial condition of the Station, except as set forth in the Schedules, (i) such Station Agreements are valid and in full force and effect; and (ii) neither Seller nor, to the knowledge of Seller, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any such Station Agreements.

     4.9  Tangible Personal Property.  Except as set forth on
Schedule 4.9:

          (a) Such Schedule lists, as of the date of this Agreement, all Tangible Personal Property (other than Excluded Assets, office supplies and other incidental items) material to the conduct of the business and operations of the Station in the manner in which it is now operated.

          (b)  The equipment constituting a part of the Tangible
Personal Property as of the date of this Agreement and used in or necessary for the operation of the Station in the manner in which it is now operated has been properly maintained prior to the date hereof in accordance with the manufacturers' recommendations and industry practices as of the date hereof, is in a good state of repair and operating condition, and complies as of the date hereof in all material respects with the Act and other applicable laws, rules, regulations and ordinances.

     4.10 Transmitter Antenna Lease. Schedule 4.10 is a true and complete copy of the Transmitter Antenna Lease and any amendments thereto. Except for the Transmitter Antenna Lease and the Studio Lease, there is no interest in real estate which Seller holds or which is principally used in the operation of the Station in the manner in which it is now operated.

     4.11 Intellectual Property. Schedule 4.11 lists all tradenames, trademarks, service marks, copyrights and patents included in the Intellectual Property, including all registrations, applications and licenses for any of the Intellectual Property. Except as disclosed on
Schedule 4.11:
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          (a)  To the knowledge of Seller, Seller owns, free and clear of Liens, all right and interest in, and right and authority to use in connection with the conduct of the business of the Station as presently conducted, all of the Intellectual Property listed on Schedule 4.11, and all of the rights and properties constituting a part of the Intellectual Property are in full force and effect as of the date of this Agreement;

          (b) As of the date of this Agreement, there are no outstanding or, to the knowledge of Seller, threatened judicial or adversary proceedings with respect to any of the Intellectual Property;

          (c) Except as may be granted pursuant to the TBA, Seller has not granted to any other person or entity any license or other right or interest in or to any of the Intellectual Property or to the use thereof;

          (d) As of the date of this Agreement, Seller has no knowledge of any infringement or unlawful use of any of the Intellectual Property;

          (e) As of the date of this Agreement, Seller has not violated any provisions of the Copyright Act of 1976, 17 U.S.C. SEC. 101, et. seq., in any material respect. Seller has filed all notices and statements of account and has made all payments that are required in connection with the transmission by Seller of any broadcast radio or other signals prior to the date of this Agreement, except for failures to file or pay that are not material in the aggregate; and

          (f) Seller has delivered to Buyer copies of all state or federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

     4.12 Financial Statements.  Seller has delivered to Buyer:

          (a) The unaudited balance sheets of the Station as of December 29, 1996 and 1995;

          (b) The unaudited statements of operations of the Station for the years ended December 29, 1996 and 1995;

          (c) The unaudited balance sheet of the Station as of March 30, 1997 (the "Interim Balance Sheet"); and

          (d) The unaudited statement of operations of the Station for the interim period ended March 30, 1997.
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All such statements (i) are in accordance in all material respects with the books and records of Seller and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the assets and liabilities of the Station as of the dates stated and accurately reflect the results of operations of the Station for the periods covered by the statements, with the exceptions that (A) statements of cash flows are not included, (B) federal income tax, expense or benefit are not shown, (C) interest income and expense are not shown, (D) such statements do not contain the disclosures required by generally accepted accounting principles in notes accompanying financial statements, and (E) the interim statements are subject to normal year-end adjustments.

     4.13 Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, except as described on Schedule 4.13 or caused by or arising from Buyer's action or failure to perform under the TBA, Seller has not:

          (a)  amended or terminated any Station Agreement set forth on
Schedule 4.8(a), 4.8(b) or 4.8(c) except in the ordinary course of business;

          (b) mortgaged, pledged or subjected to any Lien, any of the Sale Assets, except for Permitted Liens;

          (c) disposed of any Sale Assets or entered into any agreement or other arrangement for such disposition, except in the ordinary course of business or as otherwise agreed to by Buyer;

          (d) entered into any agreement, commitment or other transaction other than in the ordinary course of business or other than agreements, commitments or other transactions which are terminable by Seller on not more than thirty (30) days notice without cost or liability on the part of Seller or the Station;

          (e) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

          (f) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;
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          (g)  entered into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of Seller; or

          (h) through the date of this Agreement, operated the Station other than in the ordinary course.

     4.14 Litigation. Except as described in Schedule 4.14 or caused by or arising from Buyer's action or failure to perform under the TBA,
(i) there are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of Seller, threatened against Seller before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to the Station or the Sale Assets; (ii) neither Seller nor, to the knowledge of Seller, any of the officers or employees of Seller, has been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer's or employee's employment at the Station or with Seller; and
(iii) neither Seller nor any properties or assets of Seller nor, to the knowledge of Seller, any officer or employee of Seller is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business, of Seller, which, individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect or materially impair the ability of Seller to perform its obligations hereunder and consummate the transactions contemplated hereby.

     4.15 Labor Matters.

          (a)  Except as listed on Schedule 4.15(a):

               (i) As of the date of this Agreement, to Seller's knowledge, no present or former employee (or independent contractor employed as an on-air talent or producer) of the Station has a pending claim or charge which has been asserted or threatened against Seller for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any violation of
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     occupational safety or health standards; excluding, however, any of the foregoing matters with respect to any present or former employee or independent contractor arising while employed by Buyer or an Affiliate of Buyer.

               (ii) As of the date hereof, (A) there is not pending or, to the knowledge of Seller, threatened against Seller any labor dispute, strike or work stoppage that affects or interferes with, or is likely to affect or interfere with, the operation of the Station, and (B) Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. There are no unresolved unfair labor charges against Seller which could reasonably be expected to have a Material Adverse Effect on the Sale Assets or the business, operations, financial condition or results of operation of the Station after the Closing Date. Seller has not experienced any strike, work stoppage or other similar significant labor difficulties within the twelve (12) months preceding the date hereof.

          (b) Except as set forth on Schedule 4.8(b), Seller is not a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of the Station,
(ii) Seller has not agreed to recognize any union or other collective bargaining unit with respect to any employees of the Station, and (iii) no union or other collective bargaining unit has been certified as representing any employees of the Station.

          (c) Schedule 4.15(c) sets forth a true and complete list, as of the date of this Agreement, of all persons employed by Seller or at the Station, and states for each such employee (i) the current level of compensation payable to such employee and the termination pay or other severance benefits, if any, that may be payable to such employee upon termination of employment, (ii) whether such employee is employed under a written contract and (iii) the policies applicable to the employee if not employed under a written contract. A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of the Station has been delivered to Buyer.

     4.16 Employee Benefit Plans.

          (a) All compensation or benefit plans, policies, practices, arrangements and agreements covering any employee or former employee of Seller or the Station or the beneficiaries or dependents of such employee or former employee (such employees, former employees, beneficiaries and
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dependents herein referred to collectively as the "Employees") which, as of the date of this Agreement, are or have been established or maintained or to which contributions have been made on or prior to the date of this Agreement by Seller or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with the Seller under Section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons") or to which Seller or any Related Person is or has been obligated to contribute, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements (collectively, the "Benefit Plans") are disclosed in Schedule 4.16. Except pursuant to a Benefit Plan disclosed in Schedule 4.16, Seller has no fixed or contingent liability or obligation to any of the Employees or to any person whose services are or were provided as an independent contractor to Seller or the Station.

          (b) All Benefit Plans (other than the AFTRA Plan, to which this representation is limited by Seller's knowledge) have been administered and are in compliance in all material respects with applicable provisions, if any, of ERISA and the Code and all other applicable law. Neither Seller nor a Related Person has engaged in a transaction with respect to any Benefit Plan that could result in a material tax, penalty or other liability under the Code or ERISA being imposed against Buyer, the Station or the Sale Assets.

          (c) Other than the AFTRA Plan, no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section
4001(a)(3) of ERISA (a "Multiemployer Plan").

          (d) Neither Seller nor any Related Person has, to Seller's knowledge, incurred or expects to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any entity which is considered a predecessor of Seller or one employer with Seller under
Section 4001 of ERISA.

          (e) All contributions required to have been made by Seller under the terms of any Benefit Plan or applicable law have been timely made.
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          (f)  Seller does not have any unfunded obligations (including projected obligations) for retiree health and life benefits under any Benefit Plan other than continuation coverage required by law; provided, however, that this representation shall be limited to Seller's knowledge to the extent it relates to the AFTRA Plan.

          (g) Neither Seller nor any Related Person has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and no event or condition has occurred or exists which would result in any such material liability to Seller.

     4.17 Compliance with Law. Seller has operated and is operating the Station in all material respects in compliance with the Act and all other federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and Seller has not received any notice of noncompliance pertaining to Seller's operation of the Station that has not been cured.

     4.18 Tax Returns and Payments.

          (a) Except as set forth in Schedule 4.18, Seller has accurately prepared and is not delinquent in the filing of any Tax Returns required to be filed by Seller, including filings regarding employees, sales, operations or assets. All Taxes due and payable pursuant thereto and all other Taxes or assessments due and payable by Seller or chargeable as a Lien upon its assets have been paid.

          (b) Except as set forth in Schedule 4.18, (i) no outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against Seller, (ii) Seller has not received notice of any such deficiency, delinquency or default, and
(iii) to Seller's knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default and, to Seller's knowledge, there is no reasonable basis for any such assertion.

          (c)  No Tax is required to be withheld by Buyer pursuant to
Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

          (d) Seller has withheld any Tax required to be withheld by Seller under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in
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accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

     4.19 Environmental Matters.

          (a) To Seller's knowledge, as of the date of this Agreement, there are no conditions or circumstances associated with the Sale Assets which may give rise to any material liability or cost under applicable environmental law.

          (b) Except as listed on Schedule 4.19, Seller does not own or use any electrical or other equipment containing polychlorinated biphenyls.

     4.20 Broker's or Finder's Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

     4.21 Insurance. There is now in full force and effect with reputable insurance companies fire and extended coverage insurance with respect to all tangible Sale Assets and public liability and broadcaster's liability insurance, all in reasonably commercial amounts.


                            ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

     5.2 Authorization and Binding Effect of Documents. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by
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all necessary corporate action on the part of Buyer.  This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Buyer in accordance with its terms.

     5.3 Absence of Conflicts. Except as set forth on Schedule 5.3, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in a violation of,
(iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the articles of incorporation or by-laws of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, judgment, order or decree to which Buyer is subject.

     5.4 Consents. Except as set forth on Schedule 5.3, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity.

     5.5 Broker's or Finder's Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

     5.6 Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

     5.7 Buyer's Qualification. Buyer has no knowledge of matters which might reasonably be expected to result in the FCC's refusal to grant or delay approval of the transfer to Buyer of any FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to Buyer of any FCC License.

     5.8 Disclosure. To Buyer's knowledge, no representation or warranty by Buyer in this Agreement or any other Document furnished by Buyer or on its behalf contains any untrue statement of a material fact, or omits to state a material fact, necessary to make any statement contained herein or therein not misleading.

     5.9 Adequacy of Financing. As of the date of this Agreement, Buyer has, and as of the Closing will have, adequate funds on hand or otherwise available to it to pay the Purchase Price.


                            ARTICLE VI

                         OTHER COVENANTS

     6.1 Conduct of the Station's Business Prior to the Closing Date. Subject to the TBA and any action or failure to perform by Buyer under the TBA, Seller covenants and agrees with Buyer that from the date hereof through the Closing Date, unless Buyer otherwise agrees in writing, Seller shall:

           (a) Conduct the business of the Station in all material respects in accordance with the terms or conditions of the FCC Licenses, all applicable rules and regulations of the FCC, and all other rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station; and timely file all applications necessary for renewal of any of the FCC Licenses, shall prosecute each such application with diligence, shall in each case seek renewal for a full term, and shall diligently oppose any objections to, appeals from or petitions to reconsider the grant of any such renewal application;

           (b) Maintain Seller's books and records in accordance with generally accepted accounting principles on a basis consistent with prior periods;

           (c) Not take any action which would cause a default under the Transmitter Antenna Lease;

           (d) Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Sale Assets except for dispositions of assets that (A) are in the ordinary course of business consistent with past practice and (B) if material, are replaced by similar assets of substantially equal or greater value and utility;

           (e)  Not amend or fail to timely renew the Transmitter
Antenna Lease, and not enter into or amend any other Station Agreements except on terms comparable to those of Station Agreements now in existence and otherwise in the ordinary course of business consistent with past practice;

           (f) Not engage in any business other than the business and legal activities directly related to the ownership, operation and control of the Station;

           (g) Not voluntarily enter into any collective bargaining agreement applicable to any employees of the Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees except pursuant to the collective bargaining agreements listed on Schedule 4.8(b)); and not enter into or amend any collective bargaining agreement applicable to any employees of the Station to provide that it shall be binding upon any "successor" employer or such employees; and

           (h) Use commercially reasonable efforts to operate the Station in the ordinary course of business prior to the TBA Effective Date, and consult with Buyer prior to taking any action, or omitting to take any action, if such action or omission would not be in the ordinary course of business; and operate the Station in a commercially reasonable manner during any period following termination of the TBA provided that Buyer cooperates as reasonably requested by Seller in assisting Seller to make an orderly transition in the operation of the Station in the event the TBA is terminated.

     6.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that to its knowledge would be likely to cause any of the representations or warranties of Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.10, 4.13,
4.14, 4.15, 4.18 or 4.20 or any representations or warranties of Buyer contained in Article V to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenants or agreements under this Agreement.

     6.3 HSR Filing. Within ten (10) days after the execution of this Agreement, Seller and Buyer shall make, as prescribed in Section 6.8 of the TBA, the filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in connection with the TBA. As promptly as practicable and, in any event, within fifteen (15) days, following the due exercise of the Option, Seller and Buyer shall make the additional filings, if any, required to be made under the HSR Act, or other applicable laws, in connection with the purchase and sale of the Sale Assets pursuant to the due exercise of the Option and shall otherwise take all commercially reasonable actions necessary and proper to comply with any requests for additional information with respect to such HSR Act filings.

     6.4 FCC Filing. As promptly as practicable and, in any event, within fifteen (15) days, following the due exercise of the Option, Seller and Buyer shall file all necessary applications with the FCC and take all commercially reasonable actions as shall be necessary and proper to obtain promptly the FCC Order without a Material Adverse Condition. Seller and Buyer will equally share the fees for filing such applications.

     6.5 Title; Additional Documents. At the Closing pursuant to the due exercise of the Option, Seller shall transfer and convey to Buyer good and marketable title to all of the Sale Assets free and clear of any Liens except Permitted Liens. Seller shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer such title to the Sale Assets and to carry out the purposes and intent of this Agreement. Buyer shall execute or cause to be executed such documents, in addition to those delivered at Closing as may be necessary to confirm Buyer's assumption of the Assumed Obligations.

     6.6 Other Consents. The consent, if any, required from the lessor under the Transmitter Antenna Lease for assignment of Seller's rights and interests in the Transmitter Antenna Lease to Buyer shall have been obtained without any condition materially adverse to Buyer or the Station. Seller and Buyer shall use their reasonable best efforts to obtain such consent and such other consents or waivers to the transactions contemplated by this Agreement required under the Station Agreements. Buyer shall not, however, be required to pay or grant any material consideration in order to obtain any such consent or waiver.

     6.7 Inspection and Access. Prior to the Closing Date at reasonable intervals during regular business hours, and upon two (2) business days prior notice, Seller will make available the books, accounting records, correspondence and files of Seller pertaining to the Station for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Seller will furnish to Buyer monthly unaudited financial statements of Seller prepared in a manner consistent with the unaudited statements identified in Section 4.12 for the period up to the TBA Effective Date. If Closing occurs, the books, records and files that are not part of but relate to the Sale Assets shall be preserved and maintained by Seller for five (5) years after the Closing, and the books, records and files that are part of the Sale Assets shall be maintained and preserved by Buyer for a period of five (5) years after the Closing. Each such party shall give to the other party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other party's expense to copy, such books and records retained by it as may be reasonably requested by the other party.

     6.8 Confidentiality. All information delivered to Buyer or otherwise disclosed in writing by Seller (or its representatives) before or after the date hereof, in connection with the transactions contemplated by this Agreement, shall be kept confidential by Buyer and its representatives and shall not be used other than as contemplated by this Agreement, except to the extent that such information (i) was otherwise publicly available when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to Buyer or its Affiliates, (iii) is required to be disclosed to a governmental authority, (iv) is required by law or the rules of any stock exchange to be disclosed or (v) to the extent such duty as to confidentiality is waived in writing by Seller.

     6.9 Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as required by law or applicable regulations.

     6.10 Material Adverse Change. Buyer and Seller will promptly notify the other party of any event of which Buyer or Seller, as the case may be, obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect.

     6.11 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, if the Option is duly exercised, each party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

     6.12 FCC Reports. Seller shall file, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Station.
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

     6.13 Tax Returns and Payments. Seller will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Seller with respect to the Station prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by Seller.

     6.14 No Solicitation. From the date hereof until the earlier of Closing or termination of this Agreement, neither Seller nor any Affiliate of Seller shall directly or indirectly (i) knowingly solicit or encourage submission of any proposal or offer from any person relating specifically to the acquisition or purchase of any interest in Seller or any material assets of Seller or any merger, consolidation or other business combination with Seller (each an "Acquisition Proposal"), or
(ii) otherwise knowingly assist or negotiate with any person with respect to an Acquisition Proposal. Seller shall promptly notify Buyer in writing if an Acquisition Proposal is made in writing after the date of this Agreement.

     6.15  Certified Resolutions.

           (a) Within five (5) business days after the date hereof, Seller shall furnish Buyer with certified resolutions of the board of directors of Seller evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

           (b) Within five (5) business days after the date hereof, Buyer shall furnish Seller with certified resolutions of the board of directors of Buyer evidencing the authorization and approval of the execution and delivery of this Agreement and each of the other Documents and the consummation of the transactions contemplated hereby and thereby.

     6.16 Audited Financial Statements. Seller recognizes that Buyer is a publicly reporting company and agrees that notwithstanding the restrictions in Section 6.8, if the Option is duly exercised, Buyer shall be entitled at its expense to cause audited and unaudited financial statements of the Station to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Buyer as a publicly reporting company or registrant.
Seller agrees to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards.

     6.17 Rescission Agreement. In the event Closing occurs before the FCC Order becomes a Final Action, Seller and Buyer on the Closing Date shall enter into the Rescission Agreement attached hereto as Exhibit B (the "Rescission Agreement").

     6.18 Vacation of Premises. Within ninety (90) days from the TBA Effective Date, Buyer agrees to take such action as is necessary to relocate the advertising sales and other administrative operations of the Station from the premises which are the subject of the Studio Lease, and within six (6) months from the TBA Effective Date, Buyer agrees to take such action as is necessary to relocate the studio operations of the Station from the premises which are the subject of the Studio Lease.

     6.19 Tribune Company Guaranty. Seller acknowledges that simultaneously herewith, the Seller's ultimate parent entity, Tribune Company, a Delaware corporation ("Tribune"), has delivered to Buyer that certain Guaranty of even date herewith whereby Tribune guarantees the payment and performance of certain of Seller's obligations pursuant to
Section 2.4 and Article XIV. Furthermore, Seller agrees and acknowledges that Buyer has, as a condition precedent to Buyer entering into this Agreement, required the execution and delivery of the Guaranty by Tribune.


                           ARTICLE VII

                   CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF BUYER TO CLOSE

     Buyer's obligation to close the acquisition of the Sale Assets and assume the Assumed Obligations pursuant to the due exercise of the Option is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

     7.1   Accuracy of Representations and Warranties; Closing
Certificate.

           (a) The representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.10, 4.12, 4.13, 4.14,
4.15, 4.17, 4.19 or 4.20 of this Agreement shall be true and correct in all material respects on the date hereof, and at the Closing Date with same effect as though made at such time except for changes permitted hereunder or caused by Buyer's action or failure to perform under the TBA.

           (b)  Seller shall have delivered to Buyer on the Closing
Date a certificate that the conditions specified in Sections 7.1(a), 7.2 and 8.6 are satisfied as of the Closing Date.

     7.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.

     7.3   FCC Order.

           (a) The FCC Order shall have been issued without any Material Adverse Condition (other than one attributable to or arising out of any action or inaction on the part of Buyer or its Affiliates or the ownership status or composition of properties of Buyer or its Affiliates).

           (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

     7.4 HSR Act. The waiting period (including any extension) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to this Agreement shall have expired or been terminated.

     7.5   Opinions of Seller's Counsel.  Buyer shall have received
(a) the written opinion of Seller's corporate counsel, dated as of the Closing Date, that (i) Seller is a corporation duly formed and in good standing under the laws of the state in which Seller is incorporated,
(ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of Seller, (iii) the Agreement and other Documents have been duly and validly executed and delivered by Seller and constitute valid and legally binding obligations enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, and (iv) the execution, delivery and performance by Seller of this Agreement and the other Documents do not violate or contravene, to counsel's knowledge, any judgment, order or agreement to which Seller is subject or a party or to which the Sale Assets are bound; and (b) the written opinion of the Seller's FCC counsel, dated as of the Closing Date, that (i) Seller is licensed of public record with respect to the FCC Licenses, each of which is in full force and effect, (ii) the FCC

Licenses are not subject to any conditions other than those shown upon their face, (iii) the FCC has granted the FCC Order and the FCC Order is not being challenged, and (iv) there are no proceedings pending or, to the counsel's knowledge, threatened by or before the FCC affecting or relating to the Station or the FCC Licenses.

     7.6 Other Consents. Buyer shall have been able to obtain through commercially reasonable efforts, but without incurring substantial cost or expense, the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to Buyer's counsel and without any condition materially adverse to Buyer or the Station, required under each Station Agreement which is material to the business, operations or financial condition of the Station.

     7.7 Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the documents required to be delivered pursuant to Section 9.2.

     7.8 No Adverse Proceedings. No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Buyer that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.


                           ARTICLE VIII

                   CONDITIONS PRECEDENT TO THE
                  OBLIGATION OF SELLER TO CLOSE

     The obligation of Seller to close the sale of the Sale Assets pursuant to the due exercise of the Option is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

     8.1   Accuracy of Representations and Warranties.

           (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

           (b)  Buyer shall have delivered to Seller on the Closing
Date a certificate that the conditions specified in Sections 8.1(a), 8.2 and 7.8 are satisfied as of the Closing Date.

     8.2 Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

     8.3   FCC Order.

           (a) The FCC Order shall have been issued and shall have become effective under the rules of the FCC and applicable law.

           (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

     8.4 HSR Act. The waiting period (including any extension) under the HSR Act applicable to the sale and purchase of the Sale Assets pursuant to this Agreement shall have expired or been terminated.

     8.5 Opinion of Buyer's Counsel. Seller shall have received the written opinion of Buyer's counsel, dated as of the Closing Date, that
(i) Buyer is a corporation duly formed and in good standing under the laws of the state in which Buyer is incorporated, (ii) the execution, delivery and performance of the Agreement and other Documents have been duly authorized by all requisite corporate action on the part of Buyer,
(iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Buyer and constitute valid and legally binding obligations enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, and (iv) the execution, delivery and performance by Buyer of this Agreement and the other Documents do not violate or contravene, to counsel's knowledge, any judgment, order or agreement to which Buyer is subject or a party or to which Buyer's assets are bound.

     8.6 No Adverse Proceedings. No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Seller that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

     8.7 Delivery of Closing Documents. Buyer shall have delivered or cause to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to Section 9.3.


                            ARTICLE IX

                             CLOSING

     9.1 Time and Place. Closing of the purchase and sale of the Sale Assets, and the assumption by Buyer of the Assumed Obligations, pursuant to the due exercise of the Option (the "Closing") shall take place at the offices of Bose McKinney & Evans, 135 North Pennsylvania Street, Suite 2700, Indianapolis, Indiana, at 10:00 o'clock A.M. on the date (the "Closing Date") that is the fifth business day following satisfaction or waiver of the conditions precedent hereunder to Closing.

     9.2   Documents to be Delivered to Buyer by Seller.  At the
Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to
Buyer:

           (a) The opinions of Seller's counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 7.5;

           (b) Governmental certificates, dated as of a date as near as practicable to the Closing Date, showing that Seller is duly incorporated and in good standing in the state of its incorporation and is qualified to do business and in good standing under the laws of New York;

           (c) A certificate of the Secretary of Seller attesting as to the incumbency of each officer of Seller who executes this Agreement and any of the other Documents and to similar customary matters;

           (d) A bill of sale and other instruments of transfer and conveyance transferring the Sale Assets to Buyer;

           (e) A certificate of nonforeign status under Section 1445 of the Code, complying with the requirements of the Income Tax
Regulations promulgated pursuant to such section;

           (f)  The certificate described in Section 7.1(b); and

           (g) The Rescission Agreement, if Closing occurs before the FCC Order becomes a Final Action.

     9.3 Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

           (a)  The Initial Adjusted Purchase Price in accordance with
Section 3.3.2, as adjusted under Section 3.3.4(d);

           (b)  The certificate described in Section 8.1(b);

           (c) The opinion of Buyer's counsel, dated the Closing Date, to the effect set forth in Section 8.5;

           (d)  An agreement by Buyer assuming the Assumed Obligations;
and

           (e) The Rescission Agreement, if Closing occurs before the FCC Order becomes a Final Action.


                            ARTICLE X

                         INDEMNIFICATION

     10.1 Survival. All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing and not be deemed waived regardless of any investigation, inquiry or knowledge on the part of either party prior to or at Closing; provided, that the period of survival shall, (i) with respect to any Loss arising from or related to a breach of the covenants and agreements in
Section 6.7 and Articles XIII and XV, end five (5) years after the Closing Date, (ii) with respect to any Loss arising or related to a breach of the representations, warranties, covenants or agreements in
Article III or Section 4.1, 4.3, 5.1, 5.2, 10.2(a)(ii) or 10.3(a)(ii),
continue indefinitely, and (iii) in any other case, end twelve (12) months after the Closing Date (in each case, the "Survival Period"). No claim may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied. The rights to indemnification set forth in this Article X shall be exclusive of all other rights to monetary damages that any party (or the party's successors or assigns) would otherwise have by statute or common law in connection with the transactions contemplated by this Agreement or any other Document.

     10.2  Indemnification by Seller.

           (a) Subject to Section 10.2(b), Seller shall indemnify, defend, and hold harmless Buyer and any each of its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from:

                (i)      Any breach by Seller of any of its
     representations, warranties, covenants or agreements in this Agreement, the TBA or any other Document; or

                (ii) Any obligation, indebtedness or liability of Seller (other than the Assumed Obligations and any Loss indemnifiable by Buyer under Section 10.3(a)) regardless of whether disclosed by Buyer and regardless of whether constituting a breach by Seller of any representation, warranty, covenant or agreement hereunder or under any other Document; or

                (iii) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.

           (b) If Closing occurs, Seller shall not be obligated to indemnify Buyer unless and until the aggregate amount of Buyer's Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which case Buyer shall then be entitled to indemnification of the entire amount of Buyer's Losses, provided that any amount owed by Seller to Buyer under
Section 3.3.4 or 14.2 shall not be counted in determining whether such Two Hundred Fifty Thousand Dollar ($250,000) limitation is satisfied, and Buyer shall have the right to recover any such payment without regard to such limitation.

     10.3  Indemnification by Buyer.

           (a) Subject to Section 10.3(b), Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from:

                (i)      Any breach by Buyer of any of its
     representations, warranties, covenants or agreements in this Agreement; or

                (ii) Any failure of Buyer to pay, perform and discharge, when due, the Assumed Obligations; or

                (iii) Any action or failure to perform by Buyer under the TBA; or

                (iv) Any breach by Buyer of any of its
     representations, warranties, covenants or agreements in any other
     Document.

           (b) If Closing occurs, Buyer shall not be obligated to indemnify Seller unless and until the aggregate amount of Seller's Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000), in which case Seller shall then be entitled to indemnification of the entire amount of Seller's Losses, provided that the Assumed Obligations and any payment owed by Buyer to Seller under Section 3.3.4 or Section 3.3.5 shall not be counted in determining whether such Two Hundred Fifty Thousand Dollar ($250,000) limitation is satisfied, and Seller shall have the right to recover any such payment without regard to such limitation.

     10.4 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 10.2 and 10.3, the following procedure shall apply:

           (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

           (b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in
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
writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party's counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

           (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, provided that the Indemnified Party may not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, and provided further that the Indemnifying Party at its expense may at any time resume the defense of such claim. The Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

           (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Station.

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

                            ARTICLE XI

                           TERMINATION

     11.1 Right of Termination. This Agreement may be terminated prior to Closing:

           (a)  By written agreement of Seller and Buyer; or

           (b) By written notice from a party that is not then in material breach of this Agreement if:

                (i) The other party has continued in material breach of this Agreement for twenty (20) days after written notice of such breach from the terminating party; or

                (ii) The waiting period (including any extension) under the HSR Act applicable to the TBA shall not have expired or been terminated within ninety (90) days after the date hereof; or

                (iii) Closing does not occur within one year after the Option is duly exercised; or

           (c) Provided Buyer is not then in material breach of this Agreement, by written notice from Buyer if the TBA is terminated for any reason other than Buyer's material breach thereunder; or

           (d) Provided Seller is not then in material breach of this Agreement, by written notice from Seller if the TBA is terminated by reason of Buyer's material breach thereunder.

     11.2 Automatic Termination. If neither the Put Option nor the Call Option is duly exercised during the 38-month period commencing on the date hereof, this Agreement shall automatically terminate without further action on the part of either party.

     11.3 Obligations Upon Termination. Upon termination of this Agreement, (i) each party shall thereafter remain liable for breach of this Agreement prior to such termination and remain liable to pay and perform its indemnity obligations under Article X and its obligations under Section 14.2, and (ii) Buyer shall remain obligated under Section 6.8.

                           ARTICLE XII

                        CONTROL OF STATION

     Between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Station or the conduct of its business, all of which shall remain the sole responsibility and under the control of Seller, subject to Seller's compliance with this Agreement and the TBA.


                           ARTICLE XIII

                        EMPLOYMENT MATTERS

     13.1 Termination of Employees. Seller shall pay, discharge and be solely responsible for all liabilities, obligations, costs and expenses which arise or become payable as a result of or in connection with Seller's termination of any of its employees before, upon or after Closing, including, without limitation, all severance or termination pay and all accrued vacation, salary, wages and other compensation payments or benefits, if any, which arise or become payable as a result of or in connection with such terminations, except to the extent included as a credit to Buyer in determining the Adjustment Amount or as otherwise agreed by Buyer and Seller in the TBA. Seller acknowledges and agrees that Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any employment agreements or Benefit Plans (other than the AFTRA Plan) between Seller and its employees, except to the extent included as part of the Assumed Obligations.

     13.2 Employee Benefit Plans. Buyer shall not acquire any rights or interest in, or assume or have any obligations or liabilities under, any of the Benefit Plans, and Seller or the Benefit Plans, as applicable, will retain all assets and liabilities in respect of Seller's employees under the Benefit Plans. Seller shall comply with the provisions of the Continuation Coverage Under Group Health Plan of ERISA, Title I, Part 6, to the extent applicable in connection with the transactions contemplated by this Agreement.

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

                           ARTICLE XIV

                        LIKE-KIND EXCHANGE

     14.1 Working Capital. Attached as Schedule 14.1 is Seller's reasonable and good faith estimate of the Closing Working Capital of the Station. Within ninety (90) days after the TBA Effective Date, Buyer will cause its auditors to make a determination of the Closing Working Capital and will prepare and deliver to Seller their detailed computation of the amount of the Closing Working Capital. Seller will cooperate with Buyer and its auditors in connection with such determination, including making available to them all records and workpapers used in determining Seller's estimate of the Closing Working Capital. If Seller disagrees with Buyer's computation of the Closing Working Capital, Seller shall, within thirty (30) days after receipt of Buyer's determination of the Closing Working Capital, deliver notice of its objection to Buyer setting forth Seller's detailed calculation of the Closing Working Capital. If Seller and Buyer do not agree on the amount of the Closing Working Capital within thirty (30) days after Buyer receives such notice, Seller and Buyer will jointly retain an independent accounting firm of recognized national standing to resolve any remaining disagreements regarding the Closing Working Capital. If Seller and Buyer do not agree on the choice of such firm, the firm will be a "big-six" accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Seller and Buyer will direct such firm to render a determination within fifteen (15) days of its retention, and Seller and Buyer and their respective agents will cooperate with such firm during its engagement. Such firm's determination of the Closing Working Capital will be based on the definition of Closing Working Capital in Section 1.1 and will be conclusive and binding upon Seller and Buyer. The costs and expenses of such firm for making such determination shall be paid (i) by Seller if Buyer's calculation of the Closing Working Capital is closer to such firm's determination, (ii) by Buyer if Seller's calculation of the Closing Working is closer to such firm's determination and (iii) otherwise, fifty percent (50%) by Seller and fifty percent (50%) by Buyer.
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

     14.2  Restructuring of Transaction as a Like-Kind Exchange.

           (a) Notwithstanding anything contained in other Articles of this Agreement to the contrary, Buyer agrees to cooperate as reasonably requested by Seller in effecting, upon and subject to the terms and provisions of this Article XIV, a tax-deferred like-kind exchange through which Buyer will acquire the Sale Assets under Section 1031 of the Code, involving, at Seller's election, either (i) the assignment of Seller's rights (but not its obligations) under this Agreement to a "qualified intermediary" (as defined in Treasury Regulation 1.1031(k)-(g)(4)) (the "Qualified Intermediary Swap") or
(ii) the negotiation in good faith, on terms acceptable to Seller and Buyer, of an agreement (the "Stock Acquisition Agreement") to acquire the stock of a corporation identified by Seller (the "Swap Corporation") whose principal assets and business consist of either a radio station or television station, Buyer's acquisition of such stock, and the concurrent effectuation of a like-kind exchange of the assets of the Swap Corporation for the Sale Assets (the "Stock Acquisition Swap"). A request by Seller for Buyer to participate in either a Qualified Intermediary Swap or Stock Acquisition Swap must be set forth in a written notice delivered to Buyer not later than five (5) days after exercise of the Option.

           (b)  Buyer's obligation to close either a Qualified
Intermediary Swap or a Stock Acquisition Swap shall be subject to satisfaction of the closing conditions under Article VII and such additional conditions as reasonably requested by Buyer.

           (c) Buyer's obligation to cooperate in effecting a Stock Acquisition Swap and to close a Stock Acquisition Swap shall be subject to the following further terms and conditions:

                (i) No ruling (including a private letter ruling or technical advice memorandum), regulation or decision shall have been issued by the Internal Revenue Service or any judicial authority having jurisdiction that specifically states FCC radio broadcast licenses and FCC television broadcast licenses are not like-kind property qualifying for tax-deferred like-kind exchange treatment under Section 1031 of the Code.

                (ii) In the event Buyer is required to make a filing under the HSR Act in connection with its acquisition of the stock of the Swap Corporation, Seller shall reimburse Buyer for the related filing fee.
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

                (iii) The Purchase Price for the Sale Assets shall be reduced to One Hundred Forty-Five Million Dollars ($145,000,000), and Buyer shall be entitled to a credit against payment of the reduced Purchase Price equal to the greater of (A) the Closing Working Capital or (B) Four Million Dollars ($4,000,000) (the reduced Purchase Price after adjustment for such credit herein referred to as the "Adjusted Purchase Price").


                (iv) In the event the purchase price for the stock of the Swap Corporation exceeds the Adjusted Purchase Price, Seller shall pay such excess (the "First Supplemental Payment") to the Swap Corporation at Closing in immediately available funds.

                (v) In the event the Adjusted Purchase Price exceeds the purchase price for the stock of the Swap Corporation, Buyer shall cause the Swap Corporation to pay such excess to Seller at Closing in immediately available funds (the "Buyer Make-Up Payment").

                (vi) Prior to the Closing date, Seller shall deliver to Buyer a schedule (the "Allocation Schedule") setting forth one or more "exchange groups" and a "residual group," if any, of assets of the Swap Corporation and Seller being exchanged and allocating assets and assumed liabilities, if any, among such groups. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Treasury Regulation 1.1031(j)-1 (or any successor provision covering the same or similar subject matter). Promptly after receiving the Allocation Schedule, Buyer shall return an executed copy thereof to Seller or negotiate with Seller to agree on revisions to the Allocation Schedule. Buyer and Seller each agree to file (or cause to be filed) form 8824 and all federal, state and local Tax Returns in a manner consistent with the Allocation Schedule as agreed upon by Seller and Buyer.

                (vii) Prior to Closing, the preliminary proforma after-tax cost to Buyer and the Swap Corporation of acquiring the Sale Assets in the Stock Acquisition Swap will be determined (the "Preliminary Proforma After-Tax Acquisition Cost"). The Preliminary Proforma After-Tax Acquisition Cost will equal (A) the purchase price under the Stock Acquisition Agreement (including the reasonable out-of-pocket costs and expenses incurred by Buyer in negotiating, entering into and performing under the Stock Acquisition Agreement), minus (B) the First Supplemental Payment, plus (C) the Tax incurred on the gain (the "Cash Boot Gain") required to be recognized by the Swap Corporation as a result of
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
     the First Supplemental Payment, plus (D) the Tax incurred by the Swap Corporation on any gain (other than the Cash Boot Gain) required to be recognized by the Swap Corporation as a result of the exchange with Seller (the "Other Initially Recognized Gain"), assuming that the FCC licenses and equipment held or owned by the Swap Corporation and the FCC Licenses and equipment held or owned by Seller are like-kind property for purposes of Section 1031 of the Code, minus (E) the present value as of the Closing Date of the tax benefit from amortizing the tax basis resulting from recognition of the Other Initially Recognized Gain to the extent permitted by, and over the shortest period allowed under, the Code and Treasury Regulations for the assets to which such gain is attributable (as set forth in the Allocation Schedule), minus
     (F) the present value as of the Closing Date of the tax benefit from amortizing any other tax basis of the Swap Corporation existing immediately prior to Closing to the extent and over the shortest period available to the Swap Corporation in accordance with the Code and Treasury Regulations, plus (G) the Buyer Make-Up Payment, minus (H) the present value as of the Closing Date of the tax benefit from amortizing the tax basis resulting from the Buyer Make-Up Payment to the extent permitted by, and over the shortest period allowed under, the Code and Treasury Regulations for the assets to which such basis is attributable (as set forth in the Allocation Schedule). In the event the Preliminary Proforma After-Tax Acquisition Cost exceeds One Hundred Forty-Five Million Six Hundred Thousand Dollars ($145,600,000), then in addition to the First Supplemental Payment, Seller shall pay Buyer at Closing in immediately available funds an additional payment (the "Second Supplemental Payment") equal to 166.67% of such excess.

                (viii) Seller shall assume and agree to timely pay and discharge all obligations and liabilities (whether accrued, absolute, contingent, liquidated or unliquidated, known or unknown, and regardless of when asserted) of the Swap Corporation existing immediately prior to consummation of the exchange with Seller.

                (ix) In the event that, notwithstanding the filing of Tax Returns by Seller and Buyer reporting, to the extent consistent with the Allocation Schedule, the exchange of assets between Seller and the Swap Corporation as a like-kind exchange under Section 1031 of the Code, the Swap Corporation is assessed additional tax (the "Additional Tax") as a result of being required to recognize gain in connection with the exchange in excess of the Cash Boot Gain and Other Initially Recognized Gain (such excess, the "Additional Gain"), the final proforma after-tax cost to Buyer and the Swap Corporation of acquiring the Sale Assets will be determined (the "Final Proforma After-Tax

     Acquisition Cost"). The Final Proforma After-Tax Acquisition Cost will equal (A) the Preliminary Proforma After-Tax Acquisition Cost, minus (B) the amount, if any, by which the Preliminary Proforma After-Tax Acquisition Cost exceeds One Hundred Forty-Five Million Six Hundred Thousand Dollars ($145,600,000), plus (C) the Tax incurred by the Swap Corporation on the Additional Gain, minus
     (D) the present value, as of the Closing Date, of the tax benefit from amortizing the tax basis resulting from recognition of the Additional Gain to the extent permitted by, and over the shortest period allowed under, the Code and Treasury Regulations for the assets to which such gain is attributed. In the event the Final Proforma After-Tax Acquisition Cost exceeds One Hundred Forty-Five Million Six Hundred Thousand Dollars ($145,600,000), then in addition to the First Supplemental Payment and Second Supplemental Payment, Seller shall pay to the Swap Corporation the lesser of
     (x) 166.67% of such excess or (y) Thirty Million Dollars ($30,000,000) concurrently with the payment by Buyer or the Swap Corporation of the Additional Tax. Seller shall be entitled to defend against the assessment of any Additional Tax in accordance with Section 10.4.

                (x) For purposes of determining the Preliminary
     Proforma After-Tax Acquisition Cost and the Final Proforma After-Tax Acquisition Cost, (A) an assumed combined federal, state and local income tax rate of forty percent (40%) shall be used in calculating tax on gain and the tax benefit from amortization, and Buyer and the Swap Corporation shall each be assumed to have marginal taxable income before any such gain and marginal taxable income after any such tax benefit, (B) a discount rate of six and one-half percent (6.5%) per annum will be used to calculate present value, and (C) Taxes shall include interest and penalties as set forth in the definition of Taxes in Section 1.1.

                (xi) Any survival period specified in any other section of this Agreement shall not apply to the covenants and agreements under this Section 14.2 which shall survive the Closing indefinitely.


                            ARTICLE XV

                          MISCELLANEOUS

     15.1 Further Actions. If the Option is duly exercised, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested from time to time by the other party in order more effectively to consummate the transactions contemplated hereby.

     15.2  Payment of Expenses.

           (a) All sales, use, stamp, transfer, grant, gains and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be paid by the party primarily liable under applicable law to pay such tax.

           (b) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

     15.3  Specific Performance.

           (a) Seller acknowledges that the Station is of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Seller. Accordingly, as an alternative to termination of this Agreement under Section 11.1, Buyer shall be entitled in the event of Seller's breach to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer's right to recover damages and to pursue any other remedies available to Buyer for Seller's breach. In any action to specifically enforce Seller's obligation to close the transactions contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price as contemplated by Section 3.3.2 but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price as contemplated by such Section.

           (b) As an alternative to termination of this Agreement under Section 11.1, Seller shall be entitled, in the event of Buyer's failure to perform its obligations under Section 14.2, to enforcement of
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
such obligations (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Buyer to fullfil its obligations under Section 14.2. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Seller's right to recover damages and to pursue any other remedies available to Seller for Buyer's breach of its obligations under
Section 14.2. In any action to specifically enforce Buyer's performance of its obligations under Section 14.2, Buyer shall waive the defense that there is an adequate remedy at law or in equity and agrees that Seller shall be entitled to obtain specific performance of such obligations without being required to prove actual damages. As a condition to seeking specific performance, Seller shall not be required to tender any amounts to Buyer as contemplated by Section 14.2 but shall be required to demonstrate that Seller is ready, willing and able to tender such amounts as contemplated by such Section.

     15.4 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, to the following address:

           (a)  if to Buyer, to:

                      Emmis Broadcasting Corporation
                      950 North Meridian Street, Suite 1200
                      Indianapolis, Indiana  46204

                      Attention: Jeffrey H. Smulyan, Chairman

                Copy to:

                      Bose McKinney & Evans
                      2700 First Indiana Plaza
                      Indianapolis, Indiana  46204

                      Attention:  David L. Wills

           (b)  if to Seller, to:

                      Tribune  Broadcasting Company
                      435 North Michigan Avenue, Suite 2300
                      Chicago, Illinois  60611

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
                      Attention:  Dennis FitzSimons, Executive Vice-President

                Copy to:

                      Tribune Company
                      435 North Michigan Avenue, Suite 600
                      Chicago, Illinois 60611

                      Attention: Vice President and General Counsel

                                  and

                      Sidley & Austin
                      One First National Plaza
                      Chicago, Illinois 6063

                      Attention: Larry A. Barden

or to such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and
(ii) if delivered by courier, on the date received.

     15.5 Entire Agreement. This Agreement, the Schedules, Exhibits, the TBA and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

     15.6 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     15.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that:
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

           (a) Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; and

           (b) Either party may assign all of its rights under this Agreement to an Affiliate, provided that (i) the representations and warranties of the party hereunder shall be true and correct in all material respects as applied to the assignee, (ii) both the assignor and the assignee shall execute and deliver to the other party a written instrument in form and substance satisfactory to the other party within its reasonable judgment in which both the assignor and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, and (iii) the assignor and the assignee shall deliver such other documents and instruments as reasonably requested by the other party, including appropriate certified resolutions of the boards of directors of the assignor and the assignee.

     15.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

     15.9 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

     15.10 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

     15.11 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     15.12 Counterparts. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.13 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

     15.14 Schedules and Exhibits. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

     15.15 Attorneys' Fees. If either Seller or Buyer brings suit against the other in connection with this Agreement, the TBA or any other Document and the party against whom suit is brought (the "Defendant") is successful in denying substantially all the relief sought by the claimant, then the Defendant shall be entitled to recover from the claimant the reasonable attorneys' fees and other costs and expenses incurred by the Defendant in connection with such suit regardless of whether such suit is prosecuted to judgment.

     15.16 Seller Not Responsible for Buyer's Actions Under TBA. Notwithstanding anything contained herein to the contrary, Seller shall not be deemed to have breached any representation, warranty, covenant or agreement of Seller contained herein or to have failed to satisfy any condition precedent to Buyer's obligations to purchase the Sale Assets hereunder (nor shall Seller have any liability or responsibility to Buyer in respect of any such representation, warranty, covenant, agreement or condition precedent), in each case to the extent that the inaccuracy of any such representation, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (i) any actions taken by or under the authorization of Buyer (or any of its officers, directors, employees, affiliates, agents or representatives) in connection with Buyer's performance of its obligations under the TBA or otherwise or (ii) the failure of Buyer to perform any of its obligations under the TBA. Buyer acknowledges and agrees that Seller shall not be deemed to be responsible for or have authorized or consented to any action or failure to act on the part of Buyer (or any of its officers, directors, employees, affiliates, agents or representatives) in connection with the TBA by reason of the fact that prior to Closing Seller shall have the legal right to control, manage or supervise the operation of the Station or the conduct of its business.

     15.17 Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer in connection with the transactions contemplated hereby and by the TBA. There is no assurance that any
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
projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES OF THIS AGREEMENT, SELLER IS TRANSFERRING THE TANGIBLE ASSETS INCLUDED IN THE
SALE ASSETS PURSUANT TO AN EXERCISE OF THE CALL OPTION OR PUT OPTION ON
AN "AS IS, WHERE IS" BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED WITH RESPECT
TO SUCH TANGIBLE ASSETS.  SELLER MAKES NO REPRESENTATION OR WARRANTY AS
TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER WITH RESPECT TO SUCH TANGIBLE ASSETS.

     Executed as of the date first written above.



                                 TRIBUNE NEW YORK RADIO, INC.



                                 By:  /s/ Wayne A. Vriesman
                                 ______________________________
                                      Wayne A. Vriesman
                                      President


"Seller"


                                 EMMIS BROADCASTING CORPORATION



                                 By:  /s/ Jeffrey H. Smulyan
                                 ______________________________
                                      Jeffrey H. Smulyan
                                      Chairman

                                                              "Buyer"




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                         OPTION AGREEMENT
                  (WQCD-FM, NEW YORK, NEW YORK)



                          BY AND BETWEEN



                   TRIBUNE NEW YORK RADIO, INC.



                               AND



                  EMMIS BROADCASTING CORPORATION



                              DATED



                           MAY 15, 1997
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                        TABLE OF CONTENTS

                                                             Page

ARTICLE I  TERMINOLOGY . . . . . . . . . . . . . . . . . . . . .1
     1.1   Defined Terms . . . . . . . . . . . . . . . . . . . .1
     1.2   Additional Defined Terms. . . . . . . . . . . . . . .3

ARTICLE II OPTIONS . . . . . . . . . . . . . . . . . . . . . . .4
     2.1   Put Option. . . . . . . . . . . . . . . . . . . . . .4
     2.2   Call Option . . . . . . . . . . . . . . . . . . . . .5
     2.3   Extension . . . . . . . . . . . . . . . . . . . . . .5
     2.4   Letter of Credit. . . . . . . . . . . . . . . . . . .5

ARTICLE III     PURCHASE AND SALE. . . . . . . . . . . . . . . .7
     3.1   Sale Assets . . . . . . . . . . . . . . . . . . . . .7
     3.2   Excluded Assets . . . . . . . . . . . . . . . . . . .8
     3.3   Certain Terms of Sale . . . . . . . . . . . . . . . .9
           3.3.1      Assumption of Liabilities. . . . . . . . .9
           3.3.2      Purchase Price . . . . . . . . . . . . . 10
           3.3.3      Allocation of the Purchase Price . . . . 10
           3.3.4      Adjustment of Purchase Price . . . . . . 10
           3.3.5      Accounts Receivable. . . . . . . . . . . 13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . 14
     4.1   Organization, Good Standing and Corporate Power . . 14
     4.2   Ownership . . . . . . . . . . . . . . . . . . . . . 14
     4.3   Authorization and Binding Effect of Documents . . . 14
     4.4   Absence of Conflicts. . . . . . . . . . . . . . . . 14
     4.5   Consents. . . . . . . . . . . . . . . . . . . . . . 15
     4.6   Sale Assets; Title. . . . . . . . . . . . . . . . . 15
     4.7   FCC Licenses. . . . . . . . . . . . . . . . . . . . 15
     4.8   Station Agreements. . . . . . . . . . . . . . . . . 16
     4.9   Tangible Personal Property. . . . . . . . . . . . . 18
     4.10  Transmitter Antenna Lease . . . . . . . . . . . . . 18
     4.11  Intellectual Property . . . . . . . . . . . . . . . 18
     4.12  Financial Statements. . . . . . . . . . . . . . . . 19
     4.13  Absence of Certain Changes or Events. . . . . . . . 19
     4.14  Litigation. . . . . . . . . . . . . . . . . . . . . 20
     4.15  Labor Matters . . . . . . . . . . . . . . . . . . . 21
     4.16  Employee Benefit Plans. . . . . . . . . . . . . . . 22
     4.17  Compliance with Law . . . . . . . . . . . . . . . . 23
     4.18  Tax Returns and Payments. . . . . . . . . . . . . . 23
     4.19  Environmental Matters . . . . . . . . . . . . . . . 24
     4.20  Broker's or Finder's Fees . . . . . . . . . . . . . 24
     4.21  Insurance . . . . . . . . . . . . . . . . . . . . . 24
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ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . 24
     5.1   Organization and Good Standing. . . . . . . . . . . 24
     5.2   Authorization and Binding Effect of Documents . . . 24
     5.3   Absence of Conflicts. . . . . . . . . . . . . . . . 25
     5.4   Consents. . . . . . . . . . . . . . . . . . . . . . 25
     5.5   Broker's or Finder's Fees . . . . . . . . . . . . . 25
     5.6   Litigation. . . . . . . . . . . . . . . . . . . . . 25
     5.7   Buyer's Qualification . . . . . . . . . . . . . . . 25
     5.8   Disclosure. . . . . . . . . . . . . . . . . . . . . 25
     5.9   Adequacy of Financing . . . . . . . . . . . . . . . 25

ARTICLE VI OTHER COVENANTS . . . . . . . . . . . . . . . . . . 26
     6.1   Conduct of the Station's Business Prior to the
           Closing Date                                        26
     6.2   Notification of Certain Matters . . . . . . . . . . 27
     6.3   HSR Filing. . . . . . . . . . . . . . . . . . . . . 27
     6.4   FCC Filing. . . . . . . . . . . . . . . . . . . . . 27
     6.5   Title; Additional Documents . . . . . . . . . . . . 27
     6.6   Other Consents. . . . . . . . . . . . . . . . . . . 28
     6.7   Inspection and Access . . . . . . . . . . . . . . . 28
     6.8   Confidentiality . . . . . . . . . . . . . . . . . . 28
     6.9   Publicity . . . . . . . . . . . . . . . . . . . . . 28
     6.10  Material Adverse Change . . . . . . . . . . . . . . 28
     6.11  Reasonable Best Efforts . . . . . . . . . . . . . . 29
     6.12  FCC Reports . . . . . . . . . . . . . . . . . . . . 29
     6.13  Tax Returns and Payments. . . . . . . . . . . . . . 29
     6.14  No Solicitation . . . . . . . . . . . . . . . . . . 29
     6.15  Certified Resolutions . . . . . . . . . . . . . . . 29
     6.16  Audited Financial Statements. . . . . . . . . . . . 29
     6.17  Rescission Agreement. . . . . . . . . . . . . . . . 30
     6.18  Vacation of Premises. . . . . . . . . . . . . . . . 30

ARTICLE VII     CONDITIONS PRECEDENT TO THE OBLIGATION OF
           BUYER TO CLOSE. . . . . . . . . . . . . . . . . . . 30
     7.1   Accuracy of Representations and Warranties; Closing
           Certificate. . . . .. . . . . . . . . . . . . . . . 30
     7.2   Performance of Agreement. . . . . . . . . . . . . . 31
     7.3   FCC Order . . . . . . . . . . . . . . . . . . . . . 31
     7.4   HSR Act . . . . . . . . . . . . . . . . . . . . . . 31
     7.5   Opinions of Seller's Counsel. . . . . . . . . . . . 31
     7.6   Other Consents. . . . . . . . . . . . . . . . . . . 31
     7.7   Delivery of Closing Documents . . . . . . . . . . . 32
     7.8   No Adverse Proceedings. . . . . . . . . . . . . . . 32

ARTICLE VIII    CONDITIONS PRECEDENT TO THE OBLIGATION OF
           SELLER TO CLOSE . . . . . . . . . . . . . . . . . . 32
     8.1   Accuracy of Representations and Warranties. . . . . 32
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     8.2   Performance of Agreements . . . . . . . . . . . . . 32
     8.3   FCC Order . . . . . . . . . . . . . . . . . . . . . 32
     8.4   HSR Act . . . . . . . . . . . . . . . . . . . . . . 33
     8.5   Opinion of Buyer's Counsel. . . . . . . . . . . . . 33
     8.6   No Adverse Proceedings. . . . . . . . . . . . . . . 33
     8.7   Delivery of Closing Documents . . . . . . . . . . . 33

ARTICLE IX CLOSING . . . . . . . . . . . . . . . . . . . . . . 33
     9.1   Time and Place. . . . . . . . . . . . . . . . . . . 33
     9.2   Documents to be Delivered to Buyer by Seller. . . . 34
     9.3   Deliveries to Seller by Buyer . . . . . . . . . . . 34

ARTICLE X  INDEMNIFICATION . . . . . . . . . . . . . . . . . . 35
     10.1  Survival. . . . . . . . . . . . . . . . . . . . . . 35
     10.2  Indemnification by Seller . . . . . . . . . . . . . 35
     10.3  Indemnification by Buyer. . . . . . . . . . . . . . 36
     10.4  Administration of Indemnification . . . . . . . . . 36

ARTICLE XI TERMINATION . . . . . . . . . . . . . . . . . . . . 38
     11.1  Right of Termination. . . . . . . . . . . . . . . . 38
     11.2  Automatic Termination . . . . . . . . . . . . . . . 38
     11.3  Obligations Upon Termination. . . . . . . . . . . . 38

ARTICLE XII     CONTROL OF STATION . . . . . . . . . . . . . . 39

ARTICLE XIII    EMPLOYMENT MATTERS . . . . . . . . . . . . . . 39
     13.1  Termination of Employees. . . . . . . . . . . . . . 39
     13.2  Employee Benefit Plans. . . . . . . . . . . . . . . 39

ARTICLE XIV     LIKE-KIND EXCHANGE . . . . . . . . . . . . . . 39
     14.1  Working Capital . . . . . . . . . . . . . . . . . . 39
     14.2  Restructuring of Transaction as a Like-Kind Exchange41

ARTICLE XV MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 44
     15.1  Further Actions . . . . . . . . . . . . . . . . . . 44
     15.2  Payment of Expenses . . . . . . . . . . . . . . . . 44
     15.3  Specific Performance. . . . . . . . . . . . . . . . 44
     15.4  Notices . . . . . . . . . . . . . . . . . . . . . . 45
     15.5  Entire Agreement. . . . . . . . . . . . . . . . . . 46
     15.6  Binding Effect; Benefits. . . . . . . . . . . . . . 46
     15.7  Assignment. . . . . . . . . . . . . . . . . . . . . 47
     15.8  Governing Law . . . . . . . . . . . . . . . . . . . 47
     15.9  Amendments and Waivers. . . . . . . . . . . . . . . 47
     15.10 Severability. . . . . . . . . . . . . . . . . . . . 47
     15.11 Headings. . . . . . . . . . . . . . . . . . . . . . 47
     15.12 Counterparts. . . . . . . . . . . . . . . . . . . . 47
     15.13 References. . . . . . . . . . . . . . . . . . . . . 47
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     15.14 Schedules and Exhibits. . . . . . . . . . . . . . . 48
     15.15 Attorneys' Fees . . . . . . . . . . . . . . . . . . 48
     15.16 Seller Not Responsible for Buyer's Actions Under TBA48
     15.17 Disclaimer of Warranties. . . . . . . . . . . . . . 48